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                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


                                                                     Six months ended
                                                                         June 30,
                                                             --------------------------------
(dollars in thousands)                                           1999                1998
---------------------------------------------------------------------------------------------

Fixed charges
Total interest charges....................................        $24,513             $24,715
Interest component of rentals.............................            380                 349
Pretax preferred stock dividend requirements of
 subsidiaries.............................................            756               2,035
Preferred securities distributions of trust subsidiaries..          3,827               2,013
                                                          ---------------     ---------------

Total fixed charges.......................................        $29,476             $29,112
                                                          ===============     ===============



Earnings
Income before preferred stock dividends of HECO...........        $36,944             $39,682
Income taxes (see note below).............................         22,731              25,534
Fixed charges, as shown...................................         29,476              29,112
AFUDC for borrowed funds..................................         (1,239)             (3,319)
                                                          ---------------     ---------------

Earnings available for fixed charges......................        $87,912             $91,009
                                                          ===============     ===============

Ratio of earnings to fixed charges........................           2.98                3.13
                                                          ===============     ===============

Note:
Income taxes is comprised of the following:

 Income tax expense relating to operating income from
    regulated activities..................................        $22,789             $25,560
 Income tax benefit relating to loss from
    nonregulated activities...............................            (58)                (26)
                                                          ---------------     ---------------
                                                                  $22,731             $25,534
                                                          ===============     ===============
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